As filed with the Securities and Exchange Commission on November 21, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PIONEER SOUTHWEST ENERGY PARTNERS L.P.

(Exact name of registrant as specified in its charter)

Delaware	26-0388421
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5205 N. O’Connor Blvd., Suite 200

Irving, Texas 75039

(972) 444-9001

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark S. Berg

Pioneer Southwest Energy Partners L.P.

5205 N. O’Connor Blvd., Suite 200

Irving, Texas 75039

(972) 444-9001

(Name, address, including zip code and telephone number,

including area code, of agent for service)

Copy to: Michael D. Wortley Robert L. Kimball Vinson & Elkins L.L.P. Trammel Crow Center 2001 Ross Avenue, Suite 3700 Dallas, Texas 75201-2975 (214) 220-7700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered		Proposed Maximum Offering Price per Unit(1)		Proposed maximum aggregate offering price		Amount of registration fee
Common Units	20,521,200	(2)	$29.565	(3)	$606,709,278.00	(3)	$69,528.88

(1)	The proposed maximum offering price per common unit will be determined from time to time in connection with, and at the time of, the sale by the holder of such securities.
(2)	Pursuant to Rule 416(a), the number of common units being registered shall be adjusted to include any additional common units that may become issuable as a result of any unit distribution, split, combination or similar transaction.
(3)	Estimated pursuant to Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee and is based on the high and low prices of the common units on November 17, 2011, as reported on the New York Stock Exchange.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated November 21, 2011

PROSPECTUS

20,521,200 Common Units

Representing Limited Partner Interests

PIONEER SOUTHWEST ENERGY PARTNERS L.P.

This prospectus relates to 20,521,200 common units representing limited partner interests in Pioneer Southwest Energy Partners L.P. (the “Units”).

We are not selling any common units under this prospectus and will not receive any proceeds from the sale of the Units by the selling unitholder. In making offers and sales pursuant to this prospectus, the selling unitholder is deemed to be acting as an underwriter, and its offers and sales are deemed to be made indirectly on our behalf.

The selling unitholder named in this prospectus or in any supplement to this prospectus may sell the Units offered by this prospectus from time to time on any exchange on which the Units are listed on terms to be negotiated with buyers. The selling unitholder named in this prospectus acquired the Units in connection with our initial public offering in May 2008. The selling unitholder may also sell the Units in private sales or through dealers or agents. The selling unitholder may sell the Units at prevailing market prices or at prices negotiated with buyers. The selling unitholder will be responsible for any underwriting discounts and commissions due to brokers, dealers or agents. We will be responsible for all other offering expenses.

A supplement to this prospectus may add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Our common units are listed for trading on the New York Stock Exchange under the symbol “PSE.”

Limited partnerships are inherently different from corporations. Please carefully read the information included and incorporated by reference in this prospectus for a discussion of the factors you should consider before deciding to purchase these securities, including the discussion of risks under “Risk Factors” on page 1 of this prospectus and in the applicable prospectus supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is November 21, 2011.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, the selling unitholder named in this prospectus or any supplement to this prospectus may sell the Units described in this prospectus in one or more offerings. This prospectus provides you with a general description of the Units the selling unitholder may offer. A supplement to this prospectus may add, update or change information contained in this prospectus. You should read both the prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone else to provide you with additional or different information. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information in this prospectus or any prospectus supplement or in any document incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document containing the information.

Throughout this prospectus, when we use: (1) the terms “we,” “our,” “us,” or the “Partnership,” we are referring either to Pioneer Southwest Energy Partners L.P., the registrant itself, or to Pioneer Southwest Energy Partners L.P. and its operating subsidiaries collectively, as the context requires, (2) “Pioneer GP,” “the general partner,” or “our general partner,” we are referring to Pioneer Natural Resources GP LLC, our general partner, (3) “our operating company,” we are referring to Pioneer Southwest Energy Partners USA LLC, our wholly-owned subsidiary, (4) “Pioneer,” we are referring to, the entity that ultimately owns our general partner, and (5) “Pioneer USA,” we are referring to Pioneer Natural Resources USA, Inc., a wholly-owned subsidiary of Pioneer.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports and other information with the SEC. You may read and copy any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding us. The SEC’s web site is at http://www.sec.gov.

We also make available free of charge on our internet website at http://www.pioneersouthwest.com all of the documents that we file with the SEC as soon as reasonably practicable after we electronically file such material with the SEC. Information contained on our website is not incorporated by reference into this prospectus and, you should not consider information contained on our website as part of this prospectus.

We “incorporate by reference” information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus. Also, the information we file later with the SEC will automatically supersede the information in documents previously filed with the SEC. You should not assume that the information in this prospectus is current as of any date other than the date on the front page of this prospectus.

We incorporate by reference in this prospectus the documents listed below:

•	Our Annual Report on Form 10-K for the year ended December 31, 2010 filed on February 25, 2011;

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•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2011, June 30, 2011 and September 30, 2011, filed on May 6, 2011, August 5, 2011, and November 4, 2011, respectively;

•	Our Current Reports on Form 8-K filed on February 2, 2011, and February 22, 2011 (in each case excluding any information furnished pursuant to Item 2.02 or Item 7.01); and

•

The description of our common units contained in our Registration Statement on Form 8-A filed on April 25, 2008, and including any other amendments or reports filed for the purpose of updating such description.

In addition, we incorporate by reference in this prospectus any future filings made by Pioneer Southwest Energy Partners L.P. with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (excluding any information furnished and not filed with the SEC) after the date on which the registration statement that includes this prospectus was initially filed with the SEC and until all offerings under this shelf registration statement are terminated.

You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

Pioneer Southwest Energy Partners L.P.

5205 N. O’Connor Blvd., Suite 200

Irving, Texas 75039

Attention: Investor Relations

Tel: (972) 969-3586

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference contain forward-looking statements that involve risks and uncertainties. When used in this document, the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “continue,” “may,” “will,” “could,” “should,” “future,” “potential,” “estimate,” “forecast,” or the negative of such terms and similar expressions as they relate to the Partnership are intended to identify forward-looking statements. The forward-looking statements are based on the Partnership’s current expectations, assumptions, estimates and projections about the Partnership and the industry in which the Partnership operates. Although the Partnership believes that the expectations and assumptions reflected in the forward-looking statements are reasonable, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond the Partnership’s control. In addition, the Partnership may be subject to currently unforeseen risks that may have a material adverse effect on it. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus or incorporated by reference herein, including those described in the “Risk Factors” section of our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Partnership undertakes no duty to publicly update these statements except as required by law.

All forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary statement.

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ABOUT PIONEER SOUTHWEST ENERGY PARTNERS L.P.

We are a Delaware limited partnership that was formed in June 2007 to own and acquire oil and gas assets in our area of operations.

Our principal executive offices are located at 5205 N. O’Connor Blvd., Suite 200, Irving, Texas 75039, and our phone number is (972) 969-3586. Our website is located at http://www.pioneersouthwest.com. We make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website as part of this prospectus.

For additional information as to our business, properties, and financial condition, please refer to the documents cited in “Where You Can Find More Information.”

RISK FACTORS

The nature of our business activities subjects us to certain hazards and risks. Limited partner interests are inherently different from capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in similar businesses. Before you invest in our common units, you should carefully consider the risk factors contained in our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K, each of which is incorporated by reference herein, and those that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and any documents that we incorporate by reference. If any of these risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. In that case, we might not be able to pay our current quarterly distribution on our common units or grow such distributions, the trading price of our common units could decline and you could lose all or part of your investment.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Units offered under this prospectus. Any proceeds from the sale of Units under this prospectus will be received by the selling unitholder.

DESCRIPTION OF COMMON UNITS

General

Our common units represent limited partner interests in Pioneer Southwest Energy Partners L.P. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to unitholders under our partnership agreement. For a description of the rights and preferences of holders of common units in and to partnership distributions, please read this section and “Cash Distribution Policy.” For a description of the rights and privileges of unitholders under our partnership agreement, including voting rights, please read “The Partnership Agreement.”

Our common units trade on the New York Stock Exchange under the symbol “PSE.”

Transfer Agent and Registrar

Duties. American Stock Transfer & Trust Company is the registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units except the following, which must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a common unitholder; and

•	other similar fees or charges.

There will be no direct charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal. The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

Pursuant to our partnership agreement, each transferee of our common units:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

•	gives the consents and approvals contained in our partnership agreement.

A transferee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records or the books and records of our transfer agent. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships among us and our general partner and affiliates. Because our general partner is owned by Pioneer, the directors and officers of our general partner have fiduciary duties to manage our general partner in a manner beneficial to Pioneer. At the same time, our general partner has a fiduciary duty to manage us in a manner beneficial to us, subject to the exculpation provisions and limitations in the partnership agreement. The board of directors or the conflicts committee of the board of directors of our general partner will resolve any such conflict and has broad latitude to consider the interests of all parties to the conflict. The resolution of these conflicts may not always be in our best interest.

Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us, on the other hand, our general partner will resolve that conflict. Our partnership agreement provides that our general partner’s fiduciary duties are limited and owed only to us, not to our unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions taken that, without those limitations, might constitute breaches of our general partner’s fiduciary duty to us.

Our general partner is responsible for identifying any such conflict of interest and our general partner may choose to resolve the conflict of interest by any one of the methods described in the following sentence. Our general partner will not be in breach of its obligations under the partnership agreement or its duties to us if the resolution of the conflict is, or is deemed to be, fair and reasonable to the partnership; provided, that any conflict of interest and any resolution of such conflict of interest shall be deemed fair and reasonable to the partnership if such conflict of interest or resolution is:

•	approved by the conflicts committee in good faith, although our general partner is not obligated to seek such approval;

•	approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates;

•	determined by our general partner in good faith to be on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•	determined by our general partner in good faith to be fair and reasonable to us, taking into account the totality of the relationships among the parties involved.

The board of directors of our general partner has stated that it intends to maintain a conflicts committee, comprising at least two independent directors. Currently its conflicts committee comprises all four of its independent directors. Our general partner may, but is not required to, seek approval from the conflicts committee of a resolution of a conflict of interest with our general partner or its affiliates. If our general partner seeks approval from the conflicts committee, the members of the conflicts committee who do not have a “recusal conflict” (as defined below) will determine in good faith whether to approve the proposed resolution of a conflict of interest with our general partner or its affiliates. In the event any member of the conflicts committee has a recusal conflict with respect to any proposed transaction, such member is required to disclose such recusal conflict and may not participate in the decision of the conflicts committee with respect to such proposed transaction. A member of the conflicts committee shall only be deemed to have a recusal conflict with respect to a proposed transaction in the event that such member of the conflicts committee (i) is an officer of any person that is a party to any proposed transaction with the partnership or any member of the partnership group that is the subject of review (a “counterparty”), (ii) is an employee of the counterparty, (iii) has a material financial interest in the counterparty (other than ownership of less than 1% of the outstanding equity of the counterparty) or the proposed transaction (other than by reason of an ownership interest in the partnership) or (iv) is involved on behalf of the counterparty in connection with structuring or negotiating the proposed transaction. Any matters approved by the conflicts committee (or approved by an officer or officers of our general partner pursuant to guidelines and procedures adopted by the conflicts committee) in good faith will be conclusively deemed to be fair and reasonable to us, approved by all of our partners and not a breach by our general partner of any duties it may owe to us. It shall be presumed that, in making any decision relating to the resolution of a conflict of interest, the conflicts committee or our general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the conflicts committee may consider any of the following factors when resolving a conflict: (i) the relative interests of any party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interest; (ii) the totality of the relationships between the parties involved (including other transactions that may be or have been particularly favorable or advantageous to us); (iii) any customary or accepted industry practices and any customary or historical dealings with a particular person; (iv) any applicable engineering practices or generally accepted accounting practices or principles; and (v) the relative cost of capital of the parties and the consequent rates of return to the equity holders of the parties. In addition, the conflicts committee (or such officer or officers of our general partner pursuant to guidelines and procedures adopted by the conflicts committee) shall be authorized in connection with its resolution of any conflict of interest to consider such additional factors as the conflicts committee or such officer(s) determine in their sole discretion to be relevant, reasonable or appropriate under the circumstances. For a discussion of what constitutes good faith, please read “—Fiduciary Duties” below.

Conflicts of interest could arise in the situations described below, among others.

Pioneer is not limited in its ability to compete with us, which could cause conflicts of interest and limit our ability to acquire additional assets or businesses which, in turn, could adversely affect our results of operations and cash available for distribution to our unitholders.

Our partnership agreement does not prohibit Pioneer from owning assets or engaging in businesses that compete directly or indirectly with us. For example, Pioneer owns other oil and gas properties in the Spraberry field and other parts of our area of operations that will not be conveyed to us. In addition, Pioneer may acquire, develop or dispose of oil and gas properties or other assets in the future, without any obligation to offer us the opportunity to purchase or develop any of those assets. Pioneer is a large, established participant in the oil and gas industry, and has significantly greater resources and experience than we have, which may make it more difficult for us to compete with Pioneer with respect to commercial activities as well as for acquisition candidates. As a result, competition from Pioneer could adversely impact our results of operations and cash available for distribution.

Neither our partnership agreement nor any other agreement requires Pioneer to pursue a business strategy that favors us. Pioneer’s officers and directors have a fiduciary duty to make these decisions in the best interests of the owners of Pioneer, which may be contrary to our interests.

Because the officers and certain of the directors of our general partner are also officers of Pioneer, such officers and directors have fiduciary duties to Pioneer that may cause them to pursue business strategies that disproportionately benefit Pioneer or which otherwise are not in our best interests.

Our general partner is allowed to take into account the interests of parties other than us, such as Pioneer, in resolving conflicts of interest.

Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its sole discretion. This entitles our general partner to consider only the interests and factors that it desires, and it has no fiduciary duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its limited call right, its right to vote and transfer the units it owns, its registration rights and its determination whether or not to consent to any merger or consolidation of the partnership or any amendment to the partnership agreement.

We will reimburse our general partner and its affiliates for expenses.

Our partnership agreement requires us to reimburse our general partner and its affiliates for all actual direct and indirect expenses they incur or actual payments they make on our behalf and all other expenses allocable to us or otherwise incurred by our general partner or its affiliates in connection with operating our business, including overhead allocated to our general partner by its affiliates, including Pioneer. These expenses may include salary, bonus, incentive compensation (including equity compensation) and other amounts paid to persons who perform services for us or on our behalf, and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us. In connection with our initial public offering, we entered into an administrative services agreement pursuant to which Pioneer agreed to manage all of our assets and perform administrative services for us and be reimbursed for a portion of its overhead expenses allocated to us pursuant to a formula.

Our general partner intends to limit its liability regarding our obligations.

Our general partner intends to limit its liability under contractual arrangements so that the other party has recourse only against our assets and not against our general partner or its assets. Our partnership agreement provides that any action taken by our general partner to limit its liability or our liability is not a breach of our general partner’s fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability.

Common unitholders will have no right to enforce obligations of our general partner and its affiliates under agreements with us.

Any agreements between us on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Contracts between us, on the one hand, and our general partner and its affiliates, on the other, may not be the result of arm’s-length negotiations.

Our partnership agreement allows our general partner to determine, in good faith, any amounts to pay itself or its affiliates for any services rendered to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither the partnership agreement nor many of the other agreements, contracts and arrangements between us, on the one hand, and our general partner and its affiliates, on the other, are or will be the result of arm’s-length negotiations.

Pioneer will have conflicts of interest between the manner in which it operates our properties and other properties it owns or operates.

Pioneer operates all of our properties as well as its own properties. Pioneer will have conflicts of interest between the manner in which it operates our properties and other properties it owns or operates. For example:

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Pioneer owns drilling locations that directly offset our wells, the drilling of and production from which could cause depletion of our proved reserves. We have agreed in the omnibus operating agreement not to object to such drilling. We have also agreed that Pioneer’s proposed well operations will take precedence over any conflicting operations we propose and that we will allow Pioneer to use certain of our production facilities in connection with other wells operated by Pioneer, subject to capacity limitations. In addition, we are restricted in our ability to remove Pioneer as the operator of the wells we own.

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Pioneer operates all of our wells, determines the manner in which its personnel and operational resources are utilized, and is not prohibited from favoring other properties it operates over our properties, so long as it conducts itself in accordance with the operating standards set forth in the operating agreements.

Common units are subject to our general partner’s limited call right.

Our general partner may exercise its right to call and purchase common units as provided in our partnership agreement or assign this right to one of its affiliates or to us. Our general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a common unitholder may have his common units purchased from him at an undesirable time or price.

We may not choose to retain separate counsel for ourselves or for the holders of common units.

The attorneys, independent accountants and others who perform services for us have been retained by our general partner. Attorneys, independent accountants and others who will perform services for us are selected by our general partner or the conflicts committee and may perform services for our general partner and its affiliates. We or our conflicts committee may retain separate counsel for ourselves in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us, on the other, depending on the nature of the conflict. We are not required to do so and do not intend to do so in most cases.

Fiduciary Duties

The fiduciary duties our general partner owes are prescribed by law and our partnership agreement. The Delaware Revised Uniform Limited Partnership Act, which we refer to in this prospectus as the Delaware Act, provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by a general partner.

Our partnership agreement contains various provisions modifying and restricting the fiduciary duties that our general partner might otherwise owe. We have adopted these restrictions to allow our general partner to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. These modifications are detrimental to the common unitholders because they restrict the remedies available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below. The following is a summary of the material restrictions of the fiduciary duties owed by our general partner to us.

State-law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner of a Delaware limited partnership to demonstrate the entire fairness of any action or transaction where a conflict of interest is present.

Partnership agreement modified standards

Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner and not in its sole discretion it must act in good faith and will not be subject to any other standard under applicable law. Under our partnership agreement, good faith means that the person or persons making such determination or taking or declining to take such other action subjectively believe that the determination or other action is in our best interests; provided, however, that in making a determination in connection with a conflict of interest transaction (other than with respect to a determination by or under the direction of the conflicts committee), good faith means that a person making any determination or taking or declining to take any action subjectively believes that the decision or action made or taken (or not made or taken) is fair and reasonable to us taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us), or is on terms no less favorable to us than those generally being provided to or available from unrelated third parties. Any decision made or action taken by our general partner in good faith, including those involving a conflict of interest, will be conclusive and binding on all partners and will not be a breach of our partnership agreement or of any duty it may owe to us. In addition, when our general partner is permitted by our partnership agreement to make a decision in its sole discretion, it may act without any fiduciary obligation to us whatsoever. These standards reduce the obligations to which our general partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its officers and directors will not be liable for monetary damages to us, our unitholders or assignees for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct, or in the case of a criminal matter, acted with the knowledge that such conduct was unlawful.

Special provisions regarding affiliated transactions. Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest that do not involve a vote of unitholders and that are not approved by the conflicts committee of the board of directors of our general partner or pursuant to procedures adopted by the conflicts committee must be determined by our general partner in good faith to be “fair and reasonable” to us taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us), or on terms no less favorable to us than those generally being provided to or available from third parties.

In making any decision relating to a resolution or course of action relating to a conflict of interest, it shall be presumed that the board of directors of our general partner, which may include board members affected by the conflict of interest, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming that presumption. These standards reduce the obligations to which our general partner would otherwise be held.

Our partnership agreement provides for the allocation of overhead costs to us by our general partner and its affiliates (including Pioneer) in such amounts as our general partner determines in good faith, subject to the provisions of the administrative services agreement.

Rights and remedies of unitholders	The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its fiduciary duties or of a partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of it and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners. Pursuant to our partnership agreement, each of our partners, any assignee and each person holding any beneficial interest in us irrevocably agrees that any legal action arising out of or relating in any way to our partnership agreement shall be exclusively brought in the Court of Chancery of the State of Delaware and irrevocably submits to the exclusive jurisdiction of such court in connection with any such legal action.

In order to become one of our limited partners, a unitholder is required to agree to be bound by the provisions in our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner or assignee to sign a partnership agreement does not render the partnership agreement unenforceable against that person. By purchasing a common unit, you will be admitted as a limited partner and will be deemed to be bound by all of the terms of our partnership agreement.

We must indemnify our general partner and its officers, directors, managers and certain other specified persons, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We must also provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it meets the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC, such indemnification is contrary to public policy and, therefore, unenforceable. Please read “The Partnership Agreement—Indemnification.”

CASH DISTRIBUTION POLICY

Distributions of Available Cash

Our partnership agreement requires that, within 45 days after the end of each quarter, we distribute all of our available cash to unitholders of record on the applicable record date.

The term “available cash,” for any quarter, means all cash and cash equivalents on hand at the end of that quarter:

•	less, the amount of cash reserves established by our general partner to:

•	provide for the proper conduct of our business;

•	comply with applicable law, any of our debt instruments or other agreements; or

•	provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters.

•	plus, if our general partner so determines, all or a portion of any additional cash or cash equivalents on hand on the date of determination of available cash for the quarter.

We distribute 99.9% of our available cash to our unitholders, pro rata, and 0.1% of our available cash to our general partner.

Distributions of Cash Upon Liquidation

If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to our unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

Adjustments to Capital Accounts

Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and our general partner in the same manner as we allocate gain or loss upon liquidation.

THE PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of the First Amended and Restated Agreement of Limited Partnership of Pioneer Southwest Energy Partners L.P., as amended, which is referred to in this prospectus as our partnership agreement. Our partnership agreement is available as described under “Where You Can Find More Information.” We will provide prospective investors with a copy of this agreement upon request at no charge.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please read “Cash Distribution Policy”;

•	with regard to the fiduciary duties of our general partner, please read “Conflicts of Interest and Fiduciary Duties”;

•	with regard to rights of holders of units, please read “Description of Common Units”; and

•	with regard to allocations of taxable income, taxable loss and other matters, please read “Material Tax Consequences.”

Organization and Duration

We were formed on June 19, 2007 and have a perpetual existence.

Purpose

Under our partnership agreement, we are permitted to engage, directly or indirectly, in the business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided that our general partner may not cause us to engage, directly or indirectly, in any business activity that our general partner determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than the acquisition, development and production of oil and gas reserves, our general partner may decline to do so in its sole discretion. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Power of Attorney

Each limited partner, and each person who acquires a unit from a unitholder, by accepting the unit, automatically grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our formation, qualification, continuance or dissolution. The power of attorney also grants our general partner the authority to amend, and to make consents and waivers under, our partnership agreement.

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that the limited partner otherwise acts in conformity with the provisions of our partnership agreement, the limited partner’s liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital the limited partner is obligated to contribute to us for the limited partner’s common units plus the limited partner’s share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace the general partner;

•	to approve some amendments to the partnership agreement; or

•	to take other action under the partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then our limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us and reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of the limited partner’s assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to the limited partner at the time the limited partner became a limited partner and that could not be ascertained from the partnership agreement.

Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in many jurisdictions. If, by virtue of our ownership of our operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the general partner under the circumstances. We will operate in a manner that the general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Voting Rights

The following is a summary of the unitholder vote required for the matters specified below. In voting their units, affiliates of our general partner will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

Issuance of additional common units	No approval right. Please read “—Issuance of Additional Securities.”

Amendment of our partnership agreement	Certain amendments may be made by our general partner without the approval of our unitholders. Other amendments generally require the approval of a majority of our outstanding units. Please read “—Amendments to Our Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	A majority of our outstanding units in certain circumstances. Please read “—Merger, Sale or Other Disposition of Assets.”

Dissolution of our partnership	A majority of our outstanding units. Please read “—Termination or Dissolution.”

Continuation of our business upon dissolution	A majority of our outstanding units. Please read “—Termination or Dissolution.”

Withdrawal of our general partner	Under most circumstances, the approval of a majority of the units, excluding units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to March 31, 2018 in a manner that would cause a dissolution of our partnership. Please read “—Withdrawal or Removal of Our General Partner.”

Removal of our general partner	Not less than 66 2/3% of the outstanding units, including units held by our general partner and its affiliates. Please read “—Withdrawal or Removal of Our General Partner.”

Transfer of the general partner interest	Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to (i) an affiliate (other than an individual) or (ii) another person (other than an individual) in connection with the merger or consolidation of our general partner with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the units, excluding units held by the general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to March 31, 2018. Please read “—Transfer of General Partner Interest.”

Transfer of ownership interests in our general partner	No approval required at any time. Please read “—Transfer of Ownership Interests in Our General Partner.”

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and on the terms and conditions established by our general partner without the approval of our unitholders.

It is possible that we will fund acquisitions through the issuance of additional units or other equity securities. Holders of any additional units we issue will be entitled to share equally with the then-existing holders of units in our cash distributions. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit the issuance of equity securities that may effectively rank senior to our common units.

If we issue additional units in the future, our general partner is not obligated to, but may, contribute a proportionate amount of capital to us to maintain its general partner interest. If our general partner does not contribute a proportionate additional amount of capital, our general partner’s initial 0.1% interest would be reduced. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other partnership securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates that existed immediately prior to each issuance. Other than our general partner, the holders of common units will not have a preemptive right to acquire additional common units or other partnership securities.

Amendments to Our Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. However, our general partner will have no duty or obligation to propose any amendment. To adopt a proposed amendment, other than the amendments discussed below under “—No Unitholder Approval,” our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a majority of our outstanding units.

Prohibited Amendments

Generally, no amendment may be made that would:

(1) have the effect of reducing the voting percentage of outstanding units required to take any action under the provisions of our partnership agreement;

(2) enlarge the obligations of any limited partner without its consent; or

(3) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which may be given or withheld at its option.

The provision of our partnership agreement preventing the amendments having the effects described in clauses (1) to (3) above can be amended upon the approval of the holders of at least 90% of the outstanding units. As of November 15, 2011, our general partner and its affiliates, including its directors and executive officers, owned approximately 62% of our outstanding common units.

No Unitholder Approval

Our general partner generally may make amendments to our partnership agreement without the approval of any limited partner or assignee to reflect:

(1) a change in the name of the partnership, the location of the partnership’s principal place of business, the partnership’s registered agent or its registered office;

(2) the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

(3) a change that our general partner determines to be necessary or advisable to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that the partnership and its subsidiaries will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

(4) an amendment that is necessary, in the opinion of our counsel, to prevent the partnership or our general partner or its directors, officers, agents or trustees, from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

(5) an amendment that our general partner determines to be necessary or appropriate for the authorization of additional partnership securities or rights to acquire partnership securities;

(6) any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

(7) an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

(8) any amendment that our general partner determines to be necessary or appropriate to reflect and account for the formation by the partnership of, or its investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by our partnership agreement;

(9) a change in our fiscal year or taxable year and related changes;

(10) certain mergers or conveyances set forth in our partnership agreement; and

(11) any other amendments substantially similar to any of the matters described in (1) through (10) above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner or assignee if our general partner determines, at its option, that those amendments:

(1) do not adversely affect our limited partners (or any particular class of limited partners) in any material respect;

(2) are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

(3) are necessary or appropriate to facilitate the trading of limited partner interests (including the division of any limited partner interests into different classes to facilitate uniformity of tax consequences within such class of limited partner interests) or to comply with any rule, regulation, guideline or requirement of any national securities exchange on which the limited partner interests are or will be listed or admitted for trading;

(4) are necessary or advisable for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

(5) are required to effect the intent expressed in the registration statement of which this prospectus forms a part as amended or supplemented or of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval

Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for federal income tax purposes in connection with any of the amendments described under “—No Unitholder Approval.” No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners. In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion.

In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a majority of our outstanding units, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation, other combination, or sale of ownership interests in our subsidiaries. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger or consolidation without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding certain limited liability and tax matters, the transaction would not result in a material amendment to our partnership agreement, each of our units will be an identical unit of our partnership following the transaction, and the units to be issued do not exceed 20% of our outstanding units immediately prior to the transaction.

If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity. The unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

Termination or Dissolution

We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

(1) the election of our general partner to dissolve us, if approved by the holders of a majority of our outstanding units;

(2) there being no limited partners, unless we are continued without dissolution in accordance with the Delaware Act;

(3) the entry of a decree of judicial dissolution of our partnership; or

(4) the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under clause (4) above, the holders of a majority of our outstanding units may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of a majority of our outstanding units subject to receipt by us of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability of any limited partner; and

•

neither our partnership, our operating company nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all the powers of our general partner that are necessary or appropriate, liquidate our assets. The proceeds of the liquidation will be applied as follows:

•	first, towards the payment of all of our creditors and the creation of a reserve for contingent liabilities; and

•	then, to all partners in accordance with the positive balance in the respective capital accounts.

Under some circumstances and subject to some limitations, the liquidator may defer liquidation or distribution of our assets for a reasonable period of time. If the liquidator determines that a sale would be impractical or would cause a loss to our partners, our general partner may distribute assets in kind to our partners.

Withdrawal or Removal of Our General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to March 31, 2018 without obtaining the approval of a majority of our outstanding common units, excluding those held by our general partner and its affiliates, and furnishing an opinion of counsel regarding certain limited liability and tax matters. On or after March 31, 2018, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. In addition, our general partner may withdraw without unitholder approval upon 90 days’ notice to our limited partners if at least 50% of our outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates. In addition, the partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read “—Transfer of General Partner Interest.”

Upon the voluntary withdrawal of our general partner, other than as a result of its transfer of all or part of its general partner interest in us, the holders of a majority of our outstanding units may elect a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 90 days after that withdrawal, the holders of a majority of our outstanding common units, excluding the common units held by the withdrawing general partner and its affiliates, agree to continue our business and to appoint a successor general partner.

Our general partner may not be removed unless that removal is approved by not less than 66 2/3% of our outstanding units, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding certain limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by a majority of our outstanding units, including those held by our general partner and its affiliates. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates would give it the practical ability to prevent its removal. As of November 15, 2011, our general partner and its affiliates, including its directors and executive officers, owned approximately 62% of the outstanding common units.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

Except for transfer by our general partner of all, but not less than all, of its general partner interest in us to:

•	an affiliate of the general partner (other than an individual); or

•

another entity as part of the merger or consolidation of the general partner with or into another entity or the transfer by the general partner of all or substantially all of its assets to another entity;

our general partner may not transfer all or any part of its general partner interest in us to another entity prior to March 31, 2018 without the approval of a majority of the common units outstanding, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must assume the rights and duties of our general partner, agree to be bound by the provisions of the partnership agreement, and furnish an opinion of counsel regarding certain limited liability and tax matters.

Our general partner and its affiliates may at any time transfer units to one or more persons without unitholder approval.

Transfer of Ownership Interests in Our General Partner

At any time, Pioneer USA, as the sole member of our general partner, may sell or transfer all or part of its ownership interest in the general partner without the approval of our unitholders.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our general partner as general partner or otherwise change management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to (1) any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or (2) any person or group that acquires the units with the prior approval of the board of directors of our general partner.

Limited Call Right

If at any time our general partner and its affiliates hold more than 80% of the outstanding limited partner interests of any class, our general partner will have the right, but not the obligation, which it may assign in whole or in part to any of its affiliates or us, to purchase all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least ten but not more than 60 days’ notice. The purchase price in the event of this purchase is the greater of:

•

the highest cash price paid by either our general partner or any of its affiliates for any limited partners’ interests of the class purchased within the 90 days preceding the date our general partner first mails notice of its election to purchase the limited partner interests; and

•	the current market price (as defined in the partnership agreement) of the limited partner interests of the class as of the date three days prior to the date that notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his units in the market. Please read “Material Tax Consequences—Disposition of Common Units.”

As of November 15, 2011, our general partner and its affiliates, including its directors and executive officers, owned approximately 62% of the common units outstanding.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of units then outstanding, unitholders on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Units that are owned by Non-Eligible Holders will be voted by our general partner and our general partner will distribute the votes on those units in the same ratios as the votes of limited partners on other units are cast.

Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by our unitholders may be taken either at a meeting of the unitholders or, if authorized by our general partner, without a meeting if consents in writing describing the action so taken are signed by holders of the number of units as would be necessary to authorize or take that action at a meeting. Special meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting was called (including outstanding units deemed owned by the general partner), represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “—Issuance of Additional Securities” above. However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes except such units may be considered to be outstanding for purposes of the withdrawal of our general partner. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the transferred units when such transfer and admission is reflected in our books and records or the books and records of our transfer agent. Except as described under “—Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions.

Non-Eligible Holders; Redemption; Withholding of Distributions

We do not currently own interests in oil and gas leases on United States federal lands but we may acquire such interests in the future. To comply with certain U.S. laws relating to the ownership of interests in oil and gas leases on United States federal lands, if requested by our general partner after the delivery of notice relating thereto, transferees will be required to fill out a properly completed certifications that the unitholder is an Eligible Holder, and our general partner, acting on our behalf, may at any time require each unitholder to certify or re-certify that the unitholder is an Eligible Holder. As used herein, an Eligible Holder means a person or entity qualified to hold an interest in oil and gas leases on United States federal lands. As of the date hereof, Eligible Holder means: (1) a citizen of the United States; (2) a corporation organized under the laws of the United States or of any state thereof; (3) a public body, including a municipality; or (4) an association of United States citizens, such as a partnership or limited liability company, organized under the laws of the United States or of any state thereof, but only if such association does not have any direct or indirect foreign ownership, other than foreign ownership of stock in a parent corporation organized under the laws of the United States or of any state thereof. For the avoidance of doubt, onshore mineral leases on United States federal lands or any direct or indirect interest therein may be acquired and held by aliens only through stock ownership, holding or control in a corporation organized under the laws of the United States or of any state thereof. This certification can be changed in any manner our general partner determines is necessary or appropriate to implement its original purpose.

If a transferee or unitholder, as the case may be, fails to furnish:

•	the required certification if requested by the general partner in connection with a transfer application; or

•	an initial certification confirming the required certification or a re-certification of a previously required certification within 30 days after request;

then, as the case may be, such transfer will be void or we will (1) have the right to withhold quarterly distributions payable on the units held by such transferee or unitholder or (2) have the right, which we may assign to any of our subsidiaries, to acquire at the lower of the purchase price of their units or the then current market price all but not less than all of the units held by such unitholder. Further, the units held by such unitholder will not be entitled to any voting rights. If the transferee or unitholder furnishes the required certification, but our general partner determines (1) that such transferee or unitholder is not an Eligible Holder or (2) that the certification contains false information, then quarterly distributions will be restored on the units held by such transferee or unitholder, but the units shall still be subject to redemption as set forth above. If the units held by such unitholder are transferred, any previously withheld distributions will be paid to such transferring unitholder.

The purchase price will be paid in cash or delivery of a promissory note, as determined by our general partner. Any such promissory note will bear interest at the rate of 5% annually and be payable in three equal annual installments of principal and accrued interest, commencing one year after the redemption date. Any such promissory note will also be unsecured and shall be subordinated to the extent required by the terms of our other indebtedness.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by our partnership agreement, from and against all losses, claims, damages or similar events:

(1) our general partner;

(2) any departing general partner;

(3) any person who is or was an affiliate of our general partner or any departing general partner;

(4) any person who is or was an officer, director, member, partner, fiduciary or trustee of any entity described in (1), (2) or (3) above;

(5) any person who is or was serving as an officer, director, member, partner, fiduciary or trustee of another person at the request of the general partner or any departing general partner or any affiliate of our general partner or any departing general partner, provided that a person will not be an indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodian services; and

(6) any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement. Please read “Conflicts of Interest and Fiduciary Duties—Fiduciary Duties.”

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner and its affiliates for all direct and indirect expenses they incur or payments they make on our behalf and all other expenses allocable to us or otherwise incurred by our general partner or its affiliates in connection with operating our business. These expenses may include salary, bonus, incentive compensation (including equity compensation) and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. The general partner is entitled to determine the expenses that are allocable to us. In connection with our initial public offering, we entered into an administrative services agreement pursuant to which Pioneer performs administrative services for us such as accounting, business development, finance, land, legal, engineering, investor relations, management, marketing, information technology, insurance, government regulations, communications, regulatory, environmental and human resources. Under the administrative services agreement, Pioneer is reimbursed for a portion of its overhead expenses allocated to us pursuant to a formula. In addition, Pioneer operates our properties pursuant to operating agreements. For a description of the fees and expenses that we pay pursuant to these agreements, please read “Certain Relationships and Related Party Transactions, and Director Independence” in our Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference into this prospectus.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

A limited partner can, for a purpose reasonably related to the limited partner’s interest as a limited partner, upon reasonable demand stating the purpose of such demand and at his own expense, obtain:

•	a current list of the name and last known address of each partner;

•	a copy of our tax returns promptly after they become available;

•

information as to the amount of cash and a description and statement of the net agreed value (as defined in the partnership agreement) of any other property or services contributed or to be contributed by each partner and the date on which each became a partner;

•	copies of our partnership agreement, our certificate of limited partnership, amendments to either of them and powers of attorney that have been executed under our partnership agreement;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets and other information the disclosure of which our general partner believes in good faith is not in our best interest or which we are required by law or by agreements with third parties to keep confidential.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

MATERIAL TAX CONSEQUENCES

This section is a summary of the material federal income tax consequences that may be relevant to prospective unitholders. To the extent this section discusses federal income taxes, that discussion is based upon current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed

U.S. Treasury regulations thereunder (the “Treasury Regulations”), and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the U.S. federal income tax consequences to a prospective unitholder to vary substantially from those described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to Pioneer Southwest Energy Partners L.P. and our operating subsidiaries.

Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of representations made by us to them for this purpose. However, this section does not address all federal income tax matters that affect us or our unitholders. Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States (for federal income tax purposes), whose functional currency is the U.S. dollar and who hold units as capital assets (generally, property that is held for investment). This section has only limited applicability to corporations, partnerships (and entities treated as partnerships for U.S. federal income tax purposes), estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts, employee benefit plans, real estate investment trusts or mutual funds. Accordingly, because unitholders may have unique circumstances beyond the scope of the discussion herein, we encourage each prospective unitholder to consult such unitholder’s own tax advisor in analyzing the federal, state, local and non-U.S. tax consequences particular to that unitholder resulting from its ownership or disposition of its units.

We are relying on opinions and advice of Vinson & Elkins L.L.P. with respect to the matters described herein. An opinion of counsel represents only that counsel’s best legal judgment and does not bind the Internal Revenue Service (the “IRS”) or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market for our units and the prices at which such units trade. In addition, our costs of any contest with the IRS, principally legal, accounting and related fees, will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution. Furthermore, our tax treatment, or the tax treatment of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions, which might be retroactively applied.

All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of the representations made by us.

For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following federal income tax issues: (1) the treatment of a unitholder whose units are loaned to a short seller to cover a short sale of units (please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales”); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Units—Allocations Between Transferors and Transferees”); (3) whether percentage depletion will be available to a unitholder or the extent of the percentage depletion deduction available to any unitholder (please read “—Tax Treatment of Operations—Oil and Natural Gas Taxation—Depletion Deductions”); (4) whether the deduction related to U.S. production activities will be available to a unitholder or the extent of such deduction to any unitholder (please read “—Tax Treatment of Operations—Oil and Natural Gas Taxation—Deduction for U.S. Production Activities”; and (5) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read “Tax Consequences of Unit Ownership—Section 754 Election” and “—Uniformity of Units”).

Taxation of the Partnership

We expect to be treated as a partnership for federal income tax purposes and, therefore, generally will not be liable for federal income taxes. Instead, as described below, each of our unitholders will take into account its respective share of our items of income, gain, loss and deduction in computing its federal income tax liability as if the unitholder had earned such income directly, even if no cash distributions are made to the unitholder.

Distributions by us to a unitholder generally will not give rise to income or gain taxable to such unitholder, unless the amount of cash distributed to a unitholder exceeds the unitholder’s adjusted tax basis in its units.

Section 7704 of the Code generally provides that publicly traded partnerships will be treated as corporations for federal income tax purposes. However, if 90% or more of a partnership’s gross income for every taxable year it is publicly traded consists of “qualifying income,” the partnership may continue to be treated as a partnership for U.S. federal income tax purposes (the “Qualifying Income Exception”). Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, transportation and marketing of crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 2% of our current gross income is not qualifying income; however, this estimate could change from time to time.

Based upon factual representations made by us and our general partner regarding the composition of our income and the other representations set forth below, Vinson & Elkins L.L.P. is of the opinion that we will be treated as a partnership for federal income tax purposes for the current year. In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied include, without limitation:

(a) Neither we nor any of our partnership or limited liability company subsidiaries has elected to be treated as a corporation for federal income tax purposes;

(b) For each taxable year since the year of our initial public offering, more than 90% of our gross income has been income of a character that Vinson & Elkins L.L.P. has opined is “qualifying income” within the meaning of Section 7704(d) of the Code; and

(c) Each hedging transaction that we treat as resulting in qualifying income has been appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been associated with crude oil, natural gas, or products thereof that are held or to be held by us in activities that Vinson & Elkins L.L.P. has opined generate qualifying income.

We believe that these representations have been true in the past and expect that these representations will be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation and then distributing that stock to our unitholders in liquidation of their interests in us. This deemed contribution and liquidation should not result in the recognition of taxable income by our unitholders or us so long as our liabilities do not exceed the tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for federal income tax purposes.

If for any reason we are taxable as a corporation, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for federal income tax, rather than being passed through to our unitholders. Accordingly, our taxation as a corporation would materially reduce our cash distributions to unitholders and thus would likely substantially reduce the value of our units. In addition, any distribution made to a unitholder would be treated as (i) a taxable dividend to the extent of our current or accumulated earnings and profits then (ii) a nontaxable return of capital to the extent of the unitholder’s tax basis in our units and thereafter (iii) taxable capital gain.

The remainder of this discussion below is based on Vinson & Elkins L.L.P.’s opinion that we will be treated as a partnership for federal income tax purposes.

Tax Consequences of Unit Ownership

Limited Partner Status. Unitholders who have become limited partners of Pioneer Southwest Energy Partners L.P. will be treated as partners of Pioneer Southwest Energy Partners L.P. for federal income tax purposes. Also:

(a)	assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and

(b)	unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of Pioneer Southwest Energy Partners L.P. for federal income tax purposes. As there is no direct or indirect controlling authority addressing the federal tax treatment of assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Vinson & Elkins L.L.P.’s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

A beneficial owner of common units whose common units have been transferred to a short seller to complete a short sale would appear to lose its status as a partner with respect to those common units for federal income tax purposes. Please read “—Tax Consequences of Common Unit Ownership—Treatment of Short Sales.”

Income, gain, deductions, or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their tax consequences of holding common units in Pioneer Southwest Energy Partners L.P.

The references to “unitholders” in the discussion that follows are to persons who are treated as partners in Pioneer Southwest Energy Partners L.P. for U.S. federal income tax purposes.

Flow-Through of Taxable Income. Subject to the discussion under “—Tax Consequences of Common Unit Ownership—Entity-Level Collections of Unitholder Taxes” with respect to payments we may be required to make on behalf of our unitholders, we do not pay any federal income tax. Rather, each unitholder will be required to report on its income tax return its share of our income, gains, losses and deductions for our taxable year or years ending with or within its taxable year. Consequently, we may allocate income to a unitholder even if that unitholder has not received a cash distribution. Our taxable year ends on December 31.

Basis of Units. A unitholder’s U.S. federal income tax basis in its units initially will be the amount it paid for those units plus its share of our nonrecourse liabilities at the time of purchase. That basis will be (i) increased by the unitholder’s share of our income and by any increases in such unitholder’s share of our nonrecourse liabilities, and (ii) decreased, but not below zero, by distributions to it, by its share of our losses, by depletion deductions taken by it to the extent such deductions do not exceed its proportionate share of the adjusted tax basis of the underlying producing properties, by any decreases in its share of our nonrecourse liabilities and by its share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized.

Treatment of Distributions. Distributions made by us to a unitholder generally will not be taxable to the unitholder, unless such distributions exceed the unitholder’s tax basis in its units, in which case the unitholder will recognize gain taxable in the manner described under “—Disposition of Units.”

Any reduction in a unitholder’s share of our “nonrecourse liabilities” (liabilities for which no partner bears the economic risk of loss) will be treated as a distribution by us of cash to that unitholder. A decrease in a unitholder’s percentage interest in us because of our issuance of additional units will decrease the unitholder’s share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non pro-rata distribution. For purposes of the foregoing, a unitholder’s share of our nonrecourse liabilities generally will be based upon that unitholder’s share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any excess liabilities allocated based on the unitholder’s share of our profits. Please read “—Disposition of Units.”

A non-pro rata distribution of money or property (including a deemed distribution described above) may cause a unitholder to recognize ordinary income, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including recapture of intangible drilling costs, depletion and depreciation recapture and substantially appreciated “inventory items,” both as defined in Section 751 of the Code (“Section 751 Assets”). To the extent of such reduction, the unitholder would be deemed to receive its proportionate share of the Section 751 Assets and exchange such assets with us in return for an allocable portion of the non-pro rata distribution. This latter deemed exchange generally will result in the unitholder’s realization of ordinary income in an amount equal to the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis (generally zero) in the Section 751 Assets deemed to be relinquished in the exchange.

Limitations on Deductibility of Losses. The deduction by a unitholder of its share of our losses will be limited to the lesser of (i) the unitholder’s tax basis in its units, and (ii) in the case of a unitholder who is an individual, estate, trust or corporation (if more than 50% of the corporation’s stock is owned directly or indirectly by or for five or fewer individuals or a specific type of tax exempt organization), the amount for which the unitholder is considered to be “at risk” with respect to our activities. In general, a unitholder will be at risk to the extent of its tax basis in its units, reduced by (1) any portion of that basis attributable to the unitholder’s share of our liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement and (3) any amount of money the unitholder borrows to acquire or hold its units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the units for repayment. Moreover, a unitholder’s at-risk amount will decrease by the amount of the unitholder’s depletion deductions and will increase to the extent of the amount by which the unitholder’s percentage depletion deductions with respect to our property exceed the unitholder’s share of that property.

The at-risk limitation applies on an activity-by-activity basis, and in the case of oil and gas properties, each property is treated as a separate activity. Thus, a taxpayer’s interest in each oil or gas property is generally required to be treated separately so that a loss from any one property would be limited to the at-risk amount for that property and not the at-risk amount for all the taxpayer’s oil and gas properties. It is uncertain how this rule is implemented in the case of multiple oil and gas properties owned by a single entity treated as a partnership for federal income tax purposes. However, for taxable years ending on or before the date on which further guidance is published, the IRS will permit aggregation of oil or gas properties we own in computing a unitholder’s at-risk limitation with respect to us. If a unitholder were required to compute its at-risk amount separately with respect to each oil or gas property we own, it might not be allowed to utilize its share of losses or deductions attributable to a particular property even though it has a positive at-risk amount with respect to its units as a whole.

A unitholder subject to the basis and at risk limitation must recapture losses deducted in previous years to the extent that distributions cause the unitholder’s at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder’s tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of units, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain can no longer be used.

In addition to the basis and at risk limitations, passive activity loss limitations generally limit the deductibility of losses incurred by individuals, estates, trusts, some closely held corporations and personal service corporations from “passive activities” (generally, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will be available to offset only our passive income generated in the future and will not be available to offset income from other passive activities or investments, (including our investments or a unitholder’s investments in other publicly traded partnerships), or a unitholder’s salary or active business income. If we dispose of all or only a part of our interest in an oil or gas property, unitholders will be able to offset their suspended passive activity losses from our activities against the gain, if any, on the disposition. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when the unitholder disposes of all of its units in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk and basis limitations.

Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses other than interest directly connected with the production of investment income. Such term generally does not include qualified dividend income or gains attributable to the disposition of property held for investment. A unitholder’s share of a publicly-traded partnership’s portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.

Entity-Level Collections of Unitholder Taxes. If we are required or elect under applicable law to pay any federal, state, local or non-U.S. tax on behalf of any current or former unitholder or our general partner, we are authorized to pay those taxes and treat the payment as a distribution of cash to the relevant unitholder or general partner. Where the relevant unitholder’s identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder, in which event the unitholder may be entitled to claim a refund of the overpayment amount. Unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.

Allocation of Income, Gain, Loss and Deduction. In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the general partner and our unitholders in accordance with their percentage interests in us. If we have a net loss, our items of income, gain, loss and deduction will be allocated first among the general partner and our unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and thereafter to our general partner.

Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code to account for any difference between the tax basis and fair market value of our assets at the time such assets are contributed to us and any time we issue additional units (a “Book-Tax Disparity”). In connection with providing this benefit to any future unitholders, similar allocations will be made to all holders of partnership interests immediately prior to such other transactions to account for the difference between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of such issuance or future transaction. In addition, items of recapture income will be specially allocated to the extent possible to the unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other unitholders.

An allocation of items of our income, gain, loss or deduction, generally must have “substantial economic effect” as determined under Treasury Regulations. If an allocation does not have substantial economic effect, it will be reallocated to our unitholders based on their respective interests in us, which will be determined by taking into account all of the facts and circumstances, including

•	the partners’ relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.

Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Disposition of Units—Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given substantial economic effect.

Treatment of Short Sales. A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be treated as having disposed of those units. If so, such unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period (i) any of our income, gain, loss or deduction allocated to those units would not be reportable by the unitholder, and (ii) any cash distributions received by the unitholder as to those units would be fully taxable, possibly as ordinary income.

Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder whose units are loaned to a short seller to cover a short sale of our units. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read “—Disposition of Units—Recognition of Gain or Loss.”

Alternative Minimum Tax. If a unitholder is subject to federal alternative minimum tax, such tax will apply to such unitholder’s distributive share of any items of our income, gain, loss or deduction. The current alternative minimum tax rate for non-corporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors with respect to the impact of an investment in our units on their alternative minimum tax liability.

Tax Rates. Under current law, the highest marginal federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 35% and 15%, respectively. However, absent new legislation extending the current rates, beginning January 1, 2013, the highest marginal federal income tax rate applicable to ordinary income and long-term capital gains of individuals will increase to 39.6% and 20%, respectively. These rates are subject to change by new legislation at any time.

A 3.8% Medicare tax on certain investment income earned by individuals, estates, and trusts will apply for taxable years beginning after December 31, 2012. For these purposes, investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income from all investments, or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse) or $200,000 (if the unitholder is unmarried). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election. We have made the election permitted by Section 754 of the Code. That election will generally permit us to adjust the tax bases in our assets as to specific purchased units under Section 743(b) of the Code to reflect the unit purchase price. The Section 743(b) adjustment separately applies to each unitholder who purchases units from another unitholder based upon the values of our assets which may be higher or lower than their bases at the time of the unit purchase. The Section 743(b) adjustment does not apply to a person who purchases units directly from us. For purposes of this discussion, a Partnership unitholder’s inside basis in our assets will be considered to have two components: (1) its share of our tax basis in our assets (“common basis”) and (2) its Section 743(b) adjustment to that tax basis.

Under Treasury Regulations, a Section 743(b) adjustment attributable to property depreciable under Section 168 of the Code, may be amortizable over the remaining cost recovery period for such property, while a Section 743(b) adjustment attributable to properties subject to depreciation under Section 167 of the Code, must be amortized straight-line or using the 150% declining balance method. As a result, if we owned any assets subject to depreciation under Section 167 of the Code, the amortization rates could give rise to differences in the taxation of unitholders purchasing units from us and unitholders purchasing from other unitholders.

Under our partnership agreement, we are authorized to take a position to preserve the uniformity of units even if that position is not consistent with these or any other Treasury Regulations. Please read “—Uniformity of Units.” Consistent with this authority, we intend to treat properties depreciable under Section 167, if any, in the same manner as properties depreciable under Section 168 for this purpose. These positions are consistent with the methods employed by other publicly-traded partnerships but are inconsistent with the existing Treasury Regulations, and Vinson & Elkins L.L.P. has not opined on the validity of this approach.

The IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of units. Because a unitholder’s tax basis for its units is reduced by its share of our items of deduction or loss, any position we take that understates deductions will overstate a unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Units—Recognition of Gain or Loss.” If a challenge to such treatment were sustained, the gain from the sale of units may be increased without the benefit of additional deductions.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our assets subject to depreciation to goodwill or nondepreciable assets. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure any unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than it would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year. We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income its share of our income, gain, loss and deduction for each taxable year ending within or with its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its units following the close of our taxable year but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than one year of our income, gain, loss and deduction. Please read “—Disposition of Units—Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization. The tax basis of our tangible assets, such as casing, tubing, tanks, pumping units and other similar property, will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by our partners holding interests in us prior to this offering. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in us. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Units—Recognition of Gain or Loss.”

The costs we incur in offering and selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. While there are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties. The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values and the initial tax bases of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders could change, and unitholders could be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Oil and Natural Gas Taxation

Depletion Deductions. Subject to the limitations on deductibility of losses previously discussed (please read “—Tax Consequences of Unit Ownership—Limitations on Deductibility of Losses”), unitholders will be entitled to deductions for the greater of either cost depletion or (if otherwise allowable) percentage depletion with respect to our oil and natural gas interests. Although the Code requires each unitholder to compute its own depletion allowance and maintain records of its share of the adjusted tax basis of the underlying property for depletion and other purposes, we intend to furnish each of our unitholders with information relating to this computation for federal income tax purposes. Each unitholder, however, remains responsible for calculating its own depletion allowance and maintaining records of its share of the adjusted tax basis of the underlying property for depletion and other purposes.

Percentage depletion is generally available with respect to unitholders who qualify under the independent producer exemption contained in Section 613A(c) of the Code. For this purpose, an independent producer is a person not directly or indirectly involved in the retail sale of oil, natural gas, or derivative products or the operation of a major refinery. Percentage depletion is calculated as an amount generally equal to 15% (and, in the case of marginal production, potentially a higher percentage) of the unitholder’s gross income from the depletable property for the taxable year. The percentage depletion deduction with respect to any property is limited to 100% of the taxable income of the unitholder from the property for each taxable year, computed without the depletion allowance and without the deduction under Code Section 199. A unitholder that qualifies as an independent producer may deduct percentage depletion only to the extent the unitholder’s average daily production of domestic crude oil, or the natural gas equivalent, does not exceed 1,000 barrels. This depletable amount may be allocated between natural gas and oil production, with 6,000 cubic feet of domestic natural gas production regarded as equivalent to one barrel of crude oil. The 1,000-barrel limitation must be allocated among the independent producer and controlled or related persons and family members in proportion to the respective production by such persons during the period in question.

In addition to the foregoing limitations, the percentage depletion deduction otherwise available is limited to 65% of a unitholder’s total taxable income from all sources for the year, computed without the depletion allowance, net operating loss carry-backs, or capital loss carry-backs. Any percentage depletion deduction disallowed because of the 65% limitation may be deducted in the following taxable year if the percentage depletion deduction for such year plus the deduction carryover does not exceed 65% of the unitholder’s total taxable income for that year. The carryover period resulting from the 65% net income limitation is unlimited.

Unitholders that do not qualify under the independent producer exemption are generally restricted to depletion deductions based on cost depletion. Cost depletion deductions are calculated by (a) dividing the unitholder’s share of the adjusted tax basis in the underlying mineral property by the number of mineral units (barrels of oil and thousand cubic feet, or Mcf, of natural gas) remaining as of the beginning of the taxable year and (b) multiplying the result by the number of mineral units sold within the taxable year. The total amount of deductions based on cost depletion cannot exceed the unitholder’s share of the total adjusted tax basis in the property.

All or a portion of any gain recognized by a unitholder as a result of either the disposition by us of some or all of our oil and natural gas interests or the disposition by the unitholder of some or all of its common units may be taxed as ordinary income to the extent of recapture of depletion deductions, except for percentage depletion deductions in excess of the tax basis of the property. The amount of the recapture is generally limited to the amount of gain recognized on the disposition.

The foregoing discussion of depletion deductions does not purport to be a complete analysis of the complex legislation and Treasury Regulations relating to the availability and calculation of depletion deductions by the unitholders. Further, because depletion is required to be computed separately by each unitholder and not by our partnership, no assurance can be given, and counsel is unable to express any opinion, with respect to the availability or extent of percentage depletion deductions to the unitholders for any taxable year. Moreover, the availability of percentage depletion may be reduced or eliminated if recently proposed (or similar) tax legislation is enacted. We encourage each prospective unitholder to consult its tax advisor to determine whether percentage depletion would be available to the unitholder.

Deductions for Intangible Drilling and Development Costs. We elect to currently deduct intangible drilling and development costs associated with wells located in the United States (“IDCs”). IDCs generally include our expenses for wages, fuel, repairs, hauling, supplies and other items that are incidental to, and necessary for, the drilling and preparation of wells for the production of oil or natural gas. The option to currently deduct IDCs applies only to those items that do not have a salvage value.

Although we elect to currently deduct IDCs, each unitholder will have the option of either currently deducting IDCs or capitalizing all or part of the IDCs and amortizing them on a straight-line basis over a 60-month period, beginning with the taxable month in which the expenditure is made. If a unitholder makes the election to amortize the IDCs over a 60-month period, no IDC preference amount in respect of those IDCs will result for alternative minimum tax purposes.

Integrated oil companies must capitalize 30% of all their IDCs (other than IDCs paid or incurred with respect to oil and gas wells located outside of the United States) and amortize these IDCs over 60 months beginning in the month in which those costs are paid or incurred. If the taxpayer ceases to be an integrated oil company, it must continue to amortize those costs as long as it continues to own the property to which the IDCs relate. An “integrated oil company” is a taxpayer that has economic interests in crude oil deposits and also carries on substantial retailing or refining operations. An oil or natural gas producer is deemed to be a substantial retailer or refiner if it is subject to the rules disqualifying retailers and refiners from taking percentage depletion. In order to qualify as an “independent producer” that is not subject to these IDC deduction limits, a unitholder, either directly or indirectly through certain related parties, may not be involved in the refining of more than 75,000 barrels of oil on average for any day during the taxable year or in the retail marketing of oil and natural gas products exceeding $5 million per year in the aggregate.

IDCs previously deducted that are allocable to property (directly or through ownership of an interest in a partnership) and that would have been included in the adjusted tax basis of the property had the IDC deduction not been taken are recaptured to the extent of any gain realized upon the disposition of the property or upon the disposition by a unitholder of interests in us. Recapture is generally determined at the unitholder level. Where only a portion of the recapture property is sold, any IDCs related to the entire property are recaptured to the extent of the gain realized on the portion of the property sold. In the case of a disposition of an undivided interest in a property, a proportionate amount of the IDCs with respect to the property is treated as allocable to the transferred undivided interest to the extent of any gain recognized. Please read “—Disposition of Units—Recognition of Gain or Loss.” The election to currently deduct IDCs may be restricted or eliminated if recently proposed (or similar) tax legislation is enacted.

Deduction for U.S. Production Activities. Subject to the limitations on the deductibility of losses discussed above and the limitation discussed below, unitholders will be entitled to a deduction, herein referred to as the Section 199 deduction, equal to 9% of our qualified production activities income that is allocated to such unitholder, but not to exceed 50% of such unitholder’s IRS Form W-2 wages for the taxable year allocable to domestic production gross receipts.

Qualified production activities income is generally equal to gross receipts from domestic production activities reduced by cost of goods sold allocable to those receipts, other expenses directly associated with those receipts, and a share of other deductions, expenses, and losses that are not directly allocable to those receipts or another class of income. The products produced must be manufactured, produced, grown, or extracted in whole or in significant part by the taxpayer in the United States.

For a partnership, the Section 199 deduction is determined at the partner level. To determine its Section 199 deduction, each unitholder will aggregate its share of the qualified production activities income allocated to it from us with the unitholder’s qualified production activities income from other sources. Each unitholder must take into account its distributive share of the expenses allocated to it from our qualified production activities regardless of whether we otherwise have taxable income. However, our expenses that otherwise would be taken into account for purposes of computing the Section 199 deduction are taken into account only if and to the extent the unitholder’s share of losses and deductions from all of our activities is not disallowed by the tax basis rules, the at-risk rules or the passive activity loss rules. Please read “—Tax Consequences of Unit Ownership—Limitations on Deductibility of Losses.”

The amount of a unitholder’s Section 199 deduction for each year is limited to 50% of the IRS Form W-2 wages actually or deemed paid by the unitholder during the calendar year that are deducted in arriving at qualified production activities income. Each unitholder is treated as having been allocated IRS Form W-2 wages from us equal to the unitholder’s allocable share of our wages that are deducted in arriving at qualified production activities income for that taxable year. It is not anticipated that we or our subsidiaries will pay material wages that will be allocated to our unitholders, and thus a unitholder’s ability to claim the Section 199 deduction may be limited.

A unitholder’s otherwise allowable Section 199 deduction for each taxable year is reduced by 3% of the least of (i) the oil related qualified production activities income of the taxpayer for the taxable year, (ii) the qualified production activities income of the taxpayer for the taxable year, or (iii) the taxpayer’s taxable income for the taxable year (determined without regard to any Section 199 deduction). For this purpose, the term “oil related qualified production activities income” means the qualified production activities income attributable to the production, refining, processing, transportation, or distribution of oil, gas, or any primary production thereof. We expect that most or all of our qualified production activities income will consist of oil related qualified production activities income.

This discussion of the Section 199 deduction does not purport to be a complete analysis of the complex legislation and Treasury authority relating to the calculation of domestic production gross receipts, qualified production activities income, or IRS Form W-2 wages, or how such items are allocated by us to unitholders. Further, because the Section 199 deduction is required to be computed separately by each unitholder, no assurance can be given, and counsel is unable to express any opinion, as to the availability or extent of the Section 199 deduction to the unitholders. Moreover, the availability of Section 199 deductions may be reduced or eliminated if recently proposed (or similar) tax legislation is enacted. Each prospective unitholder is encouraged to consult its tax advisor to determine whether the Section 199 deduction would be available to the unitholder.

Lease Acquisition Costs. The cost of acquiring oil and natural gas lease or similar property interests is a capital expenditure that must be recovered through depletion deductions if the lease is productive. If a lease is proved worthless and abandoned, the cost of acquisition less any depletion claimed may be deducted as an ordinary loss in the year the lease becomes worthless. Please read “—Tax Treatment of Operations—Oil and Natural Gas Taxation—Depletion Deductions.”

Geophysical Costs. The cost of geophysical exploration incurred in connection with the exploration and development of oil and natural gas properties in the United States is deducted ratably over a 24-month period beginning on the date that such expense is paid or incurred. This 24-month period is extended to 7 years in the case of major integrated oil companies.

Operating and Administrative Costs. Amounts paid for operating a producing well are deductible as ordinary business expenses, as are administrative costs to the extent they constitute ordinary and necessary business expenses that are reasonable in amount.

Disposition of Units

Recognition of Gain or Loss. A unitholder will be required to recognize gain or loss on a sale of units equal to the difference between the unitholder’s amount realized and tax basis for the units sold. A unitholder’s amount realized will equal the sum of the cash or the fair market value of other property it receives plus its share of our liabilities with respect to such units. Because the amount realized includes a unitholder’s share of our liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of a unit held for more than one year generally will be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of units will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Section 751 Assets, primarily depreciation, depletion and IDC recapture. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership.

Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling discussed above, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, it may designate specific units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of our units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees. In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”). However, gain or loss realized on a sale or other disposition of our assets or, in the discretion of the general partner, any other extraordinary item of income, gain, loss or deduction will be allocated among the unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although there is no direct or indirect controlling authority on the issue, we intend to use our proration method because simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions. Recently, the Department of the Treasury and the IRS issued proposed Treasury

Regulations that provide a safe harbor pursuant to which a publicly-traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders. Nonetheless, the safe harbor in the proposed regulations differs slightly from the proration method we have adopted because the safe harbor would allocate tax items among the months based upon the relative number of days in each month, and could require certain tax items which our general partner may not consider extraordinary to be allocated to the month in which such items actually occur. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferee and transferor unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferee and transferor unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who disposes of units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to the month of disposition but will not be entitled to receive a cash distribution for that period.

Notification Requirements. A unitholder who sells or purchases any of its units is generally required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the transaction. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale through a broker who will satisfy such requirements.

Constructive Termination. We will be considered to have terminated our partnership for federal income tax purposes upon the sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For such purposes, multiple sales of the same unit are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in such unitholder’s taxable income for the year of termination.

A constructive termination occurring on a date other than December 31 will result in us filing two tax returns for one fiscal year and the cost of the preparation of these returns will be borne by all unitholders. However, pursuant to an IRS relief procedure, the IRS may allow, among other things, a constructively terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

Because we cannot match transferors and transferees of units and for other reasons, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity could result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6), which is not anticipated to apply to a material portion of our assets. Any non-uniformity could have a negative impact on the value of the units. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.”

Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our units even under circumstances like those described above. These positions may include reducing for some unitholders the depreciation, amortization or loss deductions to which they would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Vinson & Elkins L.L.P. is unable to opine as to validity of such filing positions. A unitholder’s basis in units is reduced by its or her share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Units—Recognition of Gain or Loss” and “—Tax Consequences of Unit Ownership—Section 754 Election.” The IRS may challenge one or more of any positions we take to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, non-U.S. corporations and other non-U.S. persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. Prospective unitholders who are tax-exempt entities or non-U.S. persons should consult their tax advisor before investing in our units. Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income will be unrelated business taxable income and will be taxable to a tax-exempt unitholder.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of their ownership of our units. Consequently, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly-traded partnerships, distributions to non-U.S. unitholders are subject to withholding at the highest applicable effective tax rate. Each non- U.S. unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” which is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

A foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS, interpreting the scope of “effectively connected income,” a foreign unitholder would be considered to be engaged in a trade or business in the U.S. by virtue of the U.S. activities of the partnership, and part or all of that unitholder’s gain would be effectively connected with that unitholder’s indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign unitholder generally will be subject to federal income tax upon the sale or disposition of a unit if (i) it owned (directly or constructively applying certain attribution rules) more than 5% of our units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the units or the 5-year period ending on the date of disposition.

Currently, more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, foreign unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

Administrative Matters

Information Returns and Audit Procedures. We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure our unitholders that those positions will yield a result that conforms to the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS.

Neither we, nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible, and such a contention could negatively affect the value of the units. The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of its own return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to its returns.

Partnerships generally are treated as entities separate from their owners for purposes of federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Code requires that one partner be designated as the “Tax Matters Partner” for these purposes, and our partnership agreement designates our general partner.

The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate in that action.

A unitholder must file a statement with the IRS identifying the treatment of any item on its federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(1) the name, address and taxpayer identification number of the beneficial owner and the nominee;

(2) a statement regarding whether the beneficial owner is:

(a) a non-U.S. person;

(b) a non-U.S. government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

(c) a tax-exempt entity;

(3) the amount and description of units held, acquired or transferred for the beneficial owner; and

(4) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1.5 million per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties. An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

(1) for which there is, or was, “substantial authority”; or

(2) as to which there is a reasonable basis and the relevant facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, the unitholder must disclose the relevant facts on their returns. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” which we do not believe includes us, or any of our investments, plans or arrangements.

A substantial valuation misstatement exists if (a) the value of any property, or the tax basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or tax basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer’s gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for a corporation other than an S Corporation or a personal holding company). The penalty is increased to 40% in the event of a gross valuation misstatement.

Reportable Transactions. If we were to engage in a “reportable transaction,” we (and possibly our unitholders and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single tax year, or $4 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly our unitholders’ tax return) would be audited by the IRS. Please read “—Administrative Matters—Information Returns and Audit Procedures.”

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, our unitholders may be subject to the following additional consequences:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described at “—Administrative Matters—Accuracy-Related Penalties”;

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

•	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions.”

State, Local and Other Tax Considerations

In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in us. We currently own property and conduct business only in Texas. Texas imposes an entity level franchise tax (the Texas Margin Tax) on corporations, certain partnerships and other entities, but currently does not impose any income or similar taxes on nonresident individuals. We may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in any state other than Texas in which we may do business or own property in the future and you may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “—Tax Consequences of Unit Ownership —Entity-Level Collections.” Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of its investment in us. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local, or non-U.S. tax consequences of an investment in us. We strongly recommend that each prospective unitholder consult, and depend on, its own tax counsel or other advisor with regard to those matters. It is the responsibility of each unitholder to file all tax returns that may be required of it.

INVESTMENT IN PIONEER SOUTHWEST ENERGY PARTNERS, L.P. BY EMPLOYEE BENEFIT PLANS

An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes the term “employee benefit plan” includes, but is not limited to, qualified pension, profit sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

(a) whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

(b) whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(l)(C) of ERISA; and

(c) whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.

The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans, and IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the plan.

In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner also would be fiduciaries of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things,

(a) the equity interests acquired by employee benefit plans are publicly offered securities; i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the U.S. federal securities laws,

(b) the entity is an “operating company,” that is, it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries, or

(c) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest, disregarding some interests held by our general partner, its affiliates, and some other persons, is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA, including governmental plans.

Our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in (a) above.

Plan fiduciaries contemplating a purchase of common units are urged to consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

PLAN OF DISTRIBUTION

We are registering the Units on behalf of the selling unitholder to permit the resale of these Units from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling unitholder of the Units. We will bear all fees and expenses incident to our obligation to register the Units.

The selling unitholder may sell all or a portion of the Units beneficially owned and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Units are sold through underwriters or broker-dealers, the selling unitholder will be responsible for underwriting discounts or commissions or agents’ commissions and their professional fees. The Units may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve block transactions:

•	on any national securities exchange or quotation service on which the Units may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market; or

•	through the writing of options.

If the selling unitholder effects such transactions by selling Units to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling unitholder or commissions from purchasers of the Units for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Units or otherwise, the selling unitholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Units in the course of hedging in positions they assume. The selling unitholder may also sell Units short and deliver Units covered by this prospectus to close out short positions, or loan or pledge units broker-dealers that in turn may sell such Units. The selling unitholder may pledge or grant a security interest in some or all of the Units owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the Units from time to time.

The selling unitholder also may transfer and donate the Units in other circumstances in which case the transferees, donees, pledgees or other successors in interest may be the selling unitholder for purposes of the prospectus.

The selling unitholder is, and any broker-dealer participating in the distribution of the units may be deemed to be, an “underwriter” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Units is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Units being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling unitholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the Units may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Units may not be sold unless such Units have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The selling unitholder may sell any or all of the Units registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling unitholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Units by the selling unitholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the units to engage in market-making activities with respect to the Units. All of the foregoing may affect the marketability of the Units and the ability of any person or entity to engage in market-making activities with respect to the Units.

We will pay all expenses of the registration of the Units pursuant to our partnership agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the selling unitholder will pay all underwriting discounts and selling commissions, if any. In the event that underwriters are engaged in connection with a sale of Units pursuant to the registration statement of which this prospectus is a part, we will indemnify the selling unitholder against liabilities, including some liabilities under the Securities Act, in accordance with our partnership agreement, or the selling unitholder will be entitled to contribution. We may be indemnified by the selling unitholder against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling unitholder specifically for use in this prospectus, in accordance with our partnership agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the Units will be freely tradable in the hands of persons other than our affiliates.

SELLING UNITHOLDER

The following table sets forth information relating to the selling unitholder’s beneficial ownership of our common units as of November 15, 2011. This prospectus covers the offering for resale from time to time of up to 20,521,200 common units. As used herein, “selling unitholder” includes donees and pledgees selling units received from the named selling unitholder after the date of this prospectus. As a result of its status as an affiliate of Pioneer Southwest Energy Partners L.P., Pioneer Natural Resources USA, Inc. is deemed to be acting as an underwriter on our behalf.

No offer or sale under this prospectus may be made by a unitholder unless that holder is listed in the table below, in a supplement to this prospectus or in an amendment to the related registration statement that has become effective under the Securities Act. We will supplement or amend this prospectus to include additional selling unitholders upon request and upon provision of all required information to us, subject to the terms of our partnership agreement.

The following table and related footnotes set forth:

•	the name of the selling unitholder;

•	the name of the natural person(s) who exercise(s) sole/shared voting and/or investment power with respect to the common units;

•	the amount of our common units beneficially owned by such unitholder prior to the offering;

•	the amount being offered for the unitholder’s account;

•	the amount to be owned by such unitholder after completion of the offering (assuming the sale of all common units offered by this prospectus); and

•	the nature of any position, office, or other material relationship, if any, which the selling unitholder has had within the past three years with us or with any of our predecessors or affiliates.

The selling unitholder is not a broker dealer registered under Section 15 of the Exchange Act or an affiliate of a broker dealer registered under Section 15 of the Exchange Act.

We prepared the table based on information supplied to us by the selling unitholder. We have not sought to verify such information. Additionally the selling unitholder may have sold or transferred some or all of its common units in exempt or non-exempt transactions, since such date. Other information about the selling unitholder may also change over time. Assuming the sale of all common units registered hereby, the selling unitholder will hold no common units upon completion of this offering.

	Common Units Beneficially Owned Prior to this Offering
Selling Unitholder	Number	Percentage Owned
Pioneer Natural Resources USA, Inc. (1)(2)	20,521,200	62	%(3)

(1)	Pioneer Natural Resources Company, a publically-trade Delaware corporation (“Pioneer”), is the sole stockholder of Pioneer Natural Resources USA, Inc., a Delaware corporation (“Pioneer USA”). Pioneer USA is the sole member of Pioneer Natural Resources GP LLC, a Delaware limited liability company (“Pioneer GP”), and our general partner. The business address of Pioneer, Pioneer USA and Pioneer GP is 5205 N. O’Connor Blvd., Suite 200, Irving, Texas 75039.
(2)	Pioneer, as direct owner of Pioneer USA, may be deemed to be the beneficial owner of the common units set forth in the table above. Pioneer USA is the record and beneficial owner of the common units registered hereby.
(3)	Based on 33,113,700 common units outstanding as of November 15, 2011.

Our Relationship with the Selling Unitholder

Pioneer USA is a wholly-owned subsidiary of Pioneer. As of November 15, 2011, Pioneer USA owned 20,521,200 common units, which constitutes approximately 62% of the limited partner interest in us. Pioneer USA also owns our general partner, which in turn owns the entire 0.1% general partner interest in us. Pioneer is, therefore, a “related person” relative to us under SEC regulations, and we believe that Pioneer has and will have a direct and indirect material interest in its various transactions with us.

Distributions and Payments to Our General Partner and its Affiliates

The following summarizes the distributions and payments made or to be made by us to our general partner and its affiliates (including Pioneer) in connection with the formation and ongoing operation of Pioneer Southwest Energy Partners L.P.

Formation Stage

The consideration received by our general partner and its affiliates in 2008 in connection with the transactions that resulted in our formation and its ownership of our properties	• 20,521,200 common units; • 0.1% general partner interest; and • approximately $163 million in cash.

Operational Stage

Distributions of available cash to our general partner and its affiliates	We make cash distributions to our partners, including our general partner and its affiliates, as the holders of 20,521,200 common units and an 0.1% general partner interest.

During the year ended December 31, 2010, our general partner and its affiliates received aggregate distributions on their common units and general partner interest of approximately $41.1 million.

During the year ended December 31, 2009, our general partner and its affiliates received aggregate distributions on their common units and general partner interest of approximately $41.1 million.

From our initial public offering in May 2008 until December 31, 2008, our general partner and its affiliates received aggregate distributions on their common units and general partner interest of approximately $16.6 million.

Payments to our general partner and its affiliates	We reimburse Pioneer GP and its affiliates for all actual direct and indirect expenses they incur or actual payments they make on our behalf and all other expenses allocable to us or otherwise incurred by Pioneer GP and its affiliates in connection with operating our business. For further information regarding the reimbursement of these expenses, please read “—Administrative Services Agreement.” We are charged an operating overhead fee pursuant to operating agreements with Pioneer. For further information regarding the reimbursement of these expenses, please read “—Omnibus Agreement, Omnibus Operating Agreement and Operating Agreements.” Additionally, Pioneer is a minority owner of certain gas processing plants that process a portion of our wet gas and retains as compensation a portion of the our dry gas residue and NGL value. For further information regarding this arrangement, please read “—Gas Processing Arrangements.” We have agreed to pay Pioneer for our share of state and local income and other taxes. For further information regarding this arrangement, please read “—Tax Sharing Arrangement.”

Transactions Related to Our Formation

We were formed in June 2007 by Pioneer to own and acquire oil and gas assets in our area of operations. In May 2008, we completed our initial public offering of 9,487,500 common units representing limited partner interests (the “Offering”). Prior to the Offering, Pioneer indirectly owned all of the general and limited partner interests in us. To effect the Offering, the following transactions occurred either prior to or in conjunction with the Offering:

•	Pioneer formed our operating company to hold certain of our oil and gas properties located in the Spraberry field in the Permian Basin of West Texas;

•	Pioneer contributed to us a portion of its interest in our operating company for additional general and limited partner interests in us;

•

we used the proceeds from the Offering, including proceeds from the exercise by the underwriters of their over-allotment option, to purchase Pioneer’s remaining interest in our operating company and incremental working interests in certain of the oil and gas properties owned by our operating company for a total of $163 million; and

•	Pioneer caused Pioneer GP to contribute $24 thousand to us to maintain Pioneer GP’s 0.1 percent general partner interest in conjunction with the exercise of the underwriters’ over-allotment option.

Our operating company thus became a wholly-owned subsidiary of us and owns all of our oil and gas properties.

August 2009 Purchase and Sale Transaction

On August 31, 2009, our operating company completed the acquisition from Pioneer of oil and gas properties in the Spraberry field and assumed net obligations associated with certain commodity price derivative positions and certain other liabilities pursuant to a Purchase and Sale Agreement with Pioneer having an effective date of July 1, 2009 (the acquisition, including liabilities assumed, is referred to herein as the “2009 Acquisition”). Associated therewith, our operating partnership paid Pioneer $168.2 million of cash, including customary closing adjustments. In connection with the assumption of the net obligations associated with commodity price derivative positions, we entered into novation agreements with Pioneer and the relevant counterparties. The novation agreements transferred Pioneer’s rights and responsibilities under the net derivative obligations to us. Pursuant to the Purchase and Sale Agreement, Pioneer agreed to indemnify us for one year against liabilities with respect to the use, ownership and operation of the transferred properties or with the violation of environmental laws, and for four years against claims that Pioneer failed to pay any required royalties associated with the transferred properties. Pioneer will also indemnify us for breaches of representations as to tax matters until the expiration of the applicable statutes of limitations for taxes. In general, Pioneer’s indemnification obligation is capped at 25 percent of the total consideration, and Pioneer will not have any indemnification obligation until our losses exceed two percent of the total consideration, in the aggregate, and then only to the extent such aggregate losses exceed two percent.

Administrative Services Agreement

We are party to an Administrative Services Agreement with Pioneer, our general partner, and others, the terms of which are described below. The Administrative Services Agreement can be terminated by us or Pioneer at any time upon 90 days notice.

Under the Administrative Services Agreement, Pioneer agreed to perform, either itself or through its affiliates or other third parties, administrative services for us, and we agreed to reimburse Pioneer for its expenses incurred in providing such services. Currently, expenses are reimbursed based on a methodology of determining our share, on a per barrel of oil equivalent (“BOE”) basis, of certain of the general and administrative costs incurred by Pioneer. Under this initial methodology, the per BOE cost for services during any period is determined by dividing (i) the aggregate general and administrative costs, determined in accordance with GAAP, of Pioneer (excluding our general and administrative costs), for its United States operations during such period, excluding such costs directly attributable to Pioneer’s Alaskan operations, by (ii) the sum of (x) the United States production during such period of us and Pioneer, excluding any production attributable to Alaskan operations, plus (y) the volumes delivered by Pioneer and us under all volumetric production payment (“VPP”) obligations during such period. The costs of all awards to our independent directors under our long-term incentive plan are borne by us, and are not included in the foregoing formula. The administrative fee is determined by multiplying the per BOE costs by our total production (including volumes delivered by us under VPP obligations, if any) during such period. The administrative fee may be based on amounts estimated by Pioneer if actual amounts are not available. In addition, Pioneer is reimbursed for any out-of-pocket expenses it incurs on our behalf. We paid a total of $4.2 million, $1.9 million and $1.6 million to Pioneer under this agreement during 2010, 2009 and 2008 (the period from the closing of the Offering through December 31, 2008), respectively.

Omnibus Agreement, Omnibus Operating Agreement and Operating Agreements

Pioneer is the operator of all of our properties. Upon the closing of the Offering in May 2008, we entered into an Omnibus Agreement (the “IPO Omnibus Agreement”) and an Omnibus Operating Agreement (the “IPO Omnibus Operating Agreement”) with Pioneer to govern their relationship with respect to the properties we acquired in connection with the Offering. In addition, in connection with the 2009 Acquisition, we entered into an Omnibus Operating Agreement (the “2009 Omnibus Operating Agreement”) with Pioneer to govern their relationship with respect to the properties we acquired in connection with that acquisition, and amended IPO Omnibus Operating Agreement with respect to certain matters.

Area of Operations. The IPO Omnibus Agreement limits our area of operations to onshore Texas and the southeast region of New Mexico, comprising Chaves, Curry, De Baca, Eddy, Lincoln, Lea, Otero and Roosevelt counties. Pioneer has the right to expand our area of operations, but has no obligation to do so.

Operations. Pursuant to the IPO Omnibus Operating Agreement and the 2009 Omnibus Operating Agreement, we have agreed to certain restrictions and limitations on our ability to exercise certain rights that would otherwise be available to us under the operating agreements that govern our properties where Pioneer is the operator. For example, we will not object to attempts by Pioneer to develop the leasehold acreage surrounding our wells; we are restricted in our ability to remove Pioneer as the operator; Pioneer-proposed operations will take precedence over any conflicting operations that we proposes; and we must allow Pioneer to use certain of our production facilities in connection with other properties operated by Pioneer, subject to capacity limitations.

In addition, we have entered into operating agreements with Pioneer with respect to our properties. Pursuant these agreements, we pay Pioneer overhead charges associated with operating our oil and gas properties (commonly referred to as the Council of Petroleum Accountants Societies, or COPAS, fee). Overhead charges are usually paid by third parties to the operator of a well pursuant to operating agreements. We also pay Pioneer for its direct and indirect expenses that are chargeable to the wells under their respective operating agreements, including drilling and completion services that are provided by Pioneer. In accordance with the terms of these agreements, we paid Pioneer aggregate producing well overhead fees, lease operating and supervision charges and well drilling and completion related charges of $22.7 million, $16.2 million and $9.3 million during 2010, 2009 and 2008 (the period from the closing of the Offering through December 31, 2008), respectively.

VPP. Until December 31, 2010, a substantial portion of the properties that we own were subject to Pioneer’s VPP. Pursuant to the IPO Omnibus Agreement and the Purchase and Sale Agreement relating to the 2009 Acquisition, Pioneer had agreed that production from its retained properties subject to the VPP would be utilized to meet the VPP obligation prior to utilization of production from our properties. If any production from our interests in its properties was required to meet the VPP obligation, Pioneer agreed that it would either (i) make a cash payment to us for the value of the production (computed by taking the volumes delivered to meet the VPP obligation times the price we would have received for the related volumes, plus any expenses or losses incurred by us in connection with the delivery of such volumes) required to meet the VPP obligation or (ii) deliver to us volumes equal to the volumes delivered pursuant to the VPP obligation. Pioneer’s VPP obligation ended on December 31, 2010.

Gas Processing Arrangements

Pioneer owns an approximate 27 percent interest in the Midkiff/Benedum gas processing plant and an approximate 30 percent interest in the Sale Ranch gas processing plant. These plants process wet gas from producing wells, and retain as compensation approximately 17 percent and 20 percent, respectively, of the dry gas residue and natural gas liquids (“NGL”) value. Substantially all of our total NGL and gas sales revenues in 2010, 2009 and 2008 were from the sale of NGL and gas processed through the Midkiff/Benedum and Sale Ranch gas processing plants.

Tax Sharing Agreement

We are party to a Tax Sharing Agreement with Pioneer, pursuant to which we agreed to pay Pioneer for its share of state and local income and other taxes, currently only the Texas Margin tax, for which our results are included in a combined or consolidated tax return filed by Pioneer. As of December 31, 2010, 2009 and 2008, we had recorded income taxes payable to Pioneer of $492 thousand, $460 thousand and $492 thousand, respectively, under this agreement.

Indemnification of Directors and Officers

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by our partnership agreement, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of our general partner or any departing general partner;

•	any person who is or was an officer, director, member, partner, fiduciary or trustee of any entity described above;

•

any person who is or was serving as an officer, director, member, partner, fiduciary or trustee of another person at the request of the general partner or any departing general partner or any affiliate of our general partner or any departing general partner, provided that a person will not be an indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodian services; and

•	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Review, Approval or Ratification of Transactions with Related Persons

Our Governance Guidelines provide that independent directors are to periodically review all transactions that would require disclosure under Item 404(a) of SEC Regulation S-K, and make a recommendation to the Board of Directors of Pioneer GP regarding the initial authorization or ratification of any such transaction. All of the transactions disclosed in this section of the prospectus entered into since January 1, 2010, were either pursuant to agreements in place at the time of the Offering and accordingly were not required to be reviewed, ratified or approved pursuant to the Governance Guidelines, or were so reviewed, ratified or approved.

Our Partnership Agreement provides that Pioneer GP is responsible for identifying conflicts of interest, and may choose to resolve a conflict of interest by any one of the methods described in our Partnership Agreement. Pioneer GP intends to submit to the Conflicts Committee of Pioneer GP for review, approval or ratification any material transactions in which any related person (principally directors, officers, significant unitholders and their immediate family members) has a material interest and that involves at least $120,000. However, Pioneer GP is not required under our Partnership Agreement to do so.

Selection of Management and Directors

Our general partner is an indirect, wholly-owned subsidiary of Pioneer and has sole responsibility for conducting our business and for managing our operations. Our general partner is not elected by our unitholders and is not subject to re-election on a regular basis in the future. The board of directors and officers of our general partner make decisions on our behalf. Pursuant to our general partner’s limited liability company agreement, its directors are elected by its members and its officers are appointed by its directors. Because Pioneer is the sole member of our general partner, Pioneer elects the directors of our general partner, who in turn appoint our general partner’s officers. Pioneer therefore exercises considerable influence over the selection of our management. All of our executive officers are also executive officers or employees of Pioneer. Unitholders are not entitled to elect the directors of our general partner or directly or indirectly participate in our management or operation.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplement, the validity of those securities may be passed upon for us by Vinson & Elkins L.L.P. and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Pioneer Southwest Energy Partners L.P. appearing in Pioneer Southwest Energy Partners L.P.’s Annual Report (Form 10-K) for the year ended December 31, 2010, and the effectiveness of Pioneer Southwest Energy Partners L.P.’s internal control over financial reporting as of December 31, 2010 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Pioneer Southwest Energy Partners L.P. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Estimated quantities of our oil and gas reserves and the net present value of such reserves incorporated by reference in this prospectus supplement are based upon reserve reports prepared by us, certain portions of which have been audited by Netherland, Sewell & Associates, Inc. We have incorporated these estimates in reliance on the authority of such firm as experts in such matters.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred by Pioneer Southwest Energy Partners L.P. in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the amounts set forth below are estimates.

Securities and Exchange Commission registration fee	$70,046.26

Accounting fees and expenses	20,000

Legal fees and expenses	50,000

Printing expenses	25,000

Miscellaneous fees and expenses	20,000

Total	$185,046.26

Item 15.	Indemnification of Directors and Officers.

The section of the prospectus entitled “The Partnership Agreement—Indemnification” is incorporated herein by this reference. Subject to any terms, conditions, or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

Item 16.	Exhibits.

The exhibits required to be filed pursuant to the requirements of Item 601 of Regulation S-K are set forth in the Index to Exhibits accompanying this report and are incorporated herein by reference.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933 that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x), for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or the prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on November 21, 2011.

PIONEER SOUTHWEST ENERGY PARTNERS L.P.

By:	PIONEER NATURAL RESOURCES GP LLC,
its general partner

By:	/s/ Richard P. Dealy
Richard P. Dealy
Executive Vice President, Chief Financial Officer and Treasurer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark S. Berg and Richard P. Dealy and each of them severally as his or her true and lawful attorneys-in-fact and agents, with power to act, with or without the other, in connection with this registration statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the registrant any and all amendments or supplements (including post-effective amendments) to this registration statement and any and all additional registration statements, and any and all amendments thereto, relating to the same offering of securities as those that are covered by this registration statement that are filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and anything appropriate or necessary to be done, as fully and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott D. Sheffield Scott D. Sheffield	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	November 21, 2011

/s/ Richard P. Dealy Richard P. Dealy	Executive Vice President, Chief Financial Officer, Treasurer and Director (Principal Financial Officer)	November 21, 2011

/s/ Frank W. Hall Frank W. Hall	Vice President and Chief Accounting Officer (Principal Accounting Officer)	November 21, 2011

/s/ Phillip A. Gobe Phillip A. Gobe	Director	November 21, 2011

/s/ Alan L. Gosule Alan L. Gosule	Director	November 21, 2011

Signature	Title	Date

/s/ Danny L. Kellum Danny L. Kellum	Director	November 21, 2011

/s/ Royce W. Mitchell Royce W. Mitchell	Director	November 21, 2011

/s/ Arthur L. Smith Arthur L. Smith	Director	November 21, 2011

INDEX TO EXHIBITS

Exhibit Number	Description
1.1*	Form of Underwriting Agreement

2.1	Contribution Agreement, dated May 6, 2008, by and among the Partnership, Pioneer Natural Resources USA, Inc. and Pioneer Natural Resources GP LLC (incorporated by reference to Exhibit 2.1 to the Partnership’s Current Report on Form 8-K, File No. 001-34032, filed with the SEC on May 9, 2008)

2.2	Membership Interest Sale Agreement, dated May 6, 2008, between the Partnership and Pioneer Natural Resources USA, Inc. (incorporated by reference to Exhibit 2.2 to the Partnership’s Current Report on Form 8-K, File No. 001-34032, filed with the SEC on May 9, 2008)

2.3	Purchase and Sale Agreement, dated May 6, 2008, by and among Pioneer Southwest Energy Partners USA LLC, Pioneer Natural Resources USA, Inc. and Pioneer Retained Properties Company LLC (incorporated by reference to Exhibit 2.3 to the Partnership’s Current Report on Form 8-K, File No. 001-34032, filed with the SEC on May 9, 2008)

2.4	Omnibus Agreement, dated May 6, 2008, by and among the Partnership, Pioneer Natural Resources GP LLC, Pioneer Southwest Energy Partners USA LLC, Pioneer Natural Resources Company and Pioneer Natural Resources USA, Inc. (incorporated by reference to Exhibit 2.4 to the Partnership’s Current Report on Form 8-K, File No. 001-34032, filed with the SEC on May 9, 2008)

2.5	Agreement and Plan of Merger, dated May 1, 2008, by and among Pioneer Southwest Energy Partners USA LLC, Pioneer Natural Resources USA, Inc., Pioneer Retained Properties Company LLC and Pioneer Limited Natural Resources Properties LLC (incorporated by reference to Exhibit 2.1 to the Partnership’s Current Report on Form 8-K, File No. 001-34032, filed with the SEC on May 2, 2008)

2.6	First Amendment to Omnibus Agreement entered into as of December 31, 2008, to be effective as of May 6, 2008 among the Partnership, Pioneer Natural Resources GP LLC, Pioneer Southwest Energy Partners USA LLC, Pioneer Natural Resources Company and Pioneer Natural Resources USA, Inc. (incorporated by reference to Exhibit 2.6 to the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2008, File No. 001-34032)

2.7	Purchase And Sale Agreement By And Among Pioneer Natural Resources USA, Inc., Pioneer Southwest Energy Partners USA LLC and the Partnership (incorporated by reference to Exhibit 2.1 to the Partnership’s Current Report on Form 8-K, File No. 001-34032, filed with the SEC on September 3, 2009)

4.1	Form of Senior Indenture (incorporated by reference to Exhibit 4.1 to the Partnership’s Registration Statement on Form S-3 (Registration No. 333-162566))

4.2	Form of Subordinated Indenture (incorporated by reference to Exhibit 4.2 to the Partnership’s Registration Statement on Form S-3 (Registration No. 333-162566)

5.1**	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered

8.1**	Opinion of Vinson & Elkins L.L.P. as to tax matters

23.1**	Consent of Ernst & Young LLP

23.2**	Consent of Netherland, Sewell & Associates, Inc.

23.3**	Consent of Vinson & Elkins L.L.P. (contained in Exhibits 5.1 and 8.1)

24.1**	Powers of Attorney (included on the signature pages to this registration statement)

*	To be filed as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 or in a post-effective amendment to this registration statement.
**	Filed herewith.